Exhibit 99.1

BDCA Venture, Inc. Announces Final Voting Results from 2015 Annual Meeting

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--July 22, 2015--BDCA Venture, Inc. (the “Company”) announced that it received final voting results for the 2015 Annual Meeting of Stockholders held on July 9, 2015 (“Annual Meeting”). On July 21, 2015, IVS Associates, Inc., the independent inspector of elections for the Annual Meeting, delivered its final vote tabulation that certified the voting results for each of the matters set forth below that were submitted to a vote at the Annual Meeting.

Proposal 1 - Election of Directors

Richard Cohen, Andrew Dakos, Gerald Hellerman and Timothy Keating received the most votes cast at the Annual Meeting and were elected as directors of the Company to serve until the 2016 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Messrs. Cohen, Dakos and Hellerman were each director nominees of Bulldog Investors, LLC (“Bulldog”). Mr. Keating was a director nominee of the Company’s management.

Bulldog Proposal 2 – Shareholder Value Maximization Plan

A proposal submitted by Bulldog to have the Company’s Board of Directors consider adopting a plan to “maximize shareholder value within a reasonable period of time” received the required vote of the stockholders and was adopted by the Company’s stockholders.

Bulldog Proposal 3 – Termination of Investment Advisory Agreement

A proposal submitted by Bulldog to terminate the Investment Advisory and Administrative Services Agreement between the Company and its investment adviser, BDCA Venture Adviser, LLC (the “Adviser”), as soon as legally permissible thereunder, failed to receive the required vote of the stockholders and was not adopted by the Company’s stockholders. Therefore, the Adviser will continue to serve as investment adviser to the Company pursuant to the terms of the Investment Advisory and Administrative Services Agreement.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940, as amended, that seeks to maximize total return by generating current income through debt investments in growth companies and, to a lesser extent, through capital appreciation. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Investor Relations Contact:
Andrew G. Backman, 917-475-2135
Investor Relations / Public Relations
abackman@rcscapital.com
or
Matthew L. Furbish, 917-475-2153
Investor Relations
mfurbish@rcscapital.com